Exhibit 11

                        PRAXAIR, INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
           (Millions of dollars except share and per share amounts)





                               Quarter ended              Nine Months ended
                               September 30,                September 30,
                           ------------------------   -------------------------
                             1997         1996           1997          1996
                          -----------  -----------    -----------  -----------
Net income                $       107  $        88    $       316  $       186

Weighted average common
 shares and common
 stock equivalents:
Weighted average common
 shares outstanding       158,195,745  156,084,145    158,190,676  151,184,188
Dilutive effect of
 convertible debt             154,378      154,378        154,378      154,378
Dilutive effect of
 stock options              6,033,697    6,077,194      6,102,982    6,161,135
                          -----------  -----------    -----------  -----------
                          164,383,819  162,315,717    164,448,036  157,499,700

Earnings per share        $      0.65  $      0.54    $      1.92  $      1.18